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                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE

Contact:    CommNet Cellular Inc.
            Daniel P. Dwyer
            Chief Financial Officer
            (303) 694-8520

            Blackstone Capital Partners
            Mark T. Gallogly
            (212) 836-9805


               COMMNET CELLULAR INC. ANNOUNCES $36.00 PER SHARE
                             MERGER AGREEMENT WITH
             BLACKSTONE CAPITAL PARTNERS MERCHANT BANKING FUND AND
                               AFFILIATED FUNDS

Englewood, CO and New York, NY. May 28, 1997. CommNet Cellular Inc. ("CommNet") (Nasdaq National Market-CELS), a leading cellular provider in rural areas with one of the largest geographic collections of contiguous cellular markets in the United States, and Blackstone Capital Partners Merchant Banking Fund and affiliated funds ("Blackstone") today jointly announced the signing of an Agreement and Plan of Merger providing for the merger of CommNet with AV Acquisition Corp., a Delaware corporation formed by Blackstone. The merger agreement provides that the owner of each outstanding share of CommNet common stock can elect either to receive $36.00 in cash for that share or to retain that share, subject to proration as described below. Upon completion of the transaction, Blackstone will be the majority owner of CommNet. The merger is valued at approximately $718 million, including net indebtedness of approximately $200 million to be refinanced.

     The merger agreement provides that in no event can more than approximately 590,000 shares of CommNet common stock (approximately 4% of the currently outstanding shares) be retained by present CommNet shareholders. If holders elect to retain more than approximately 590,000 of the outstanding shares, then the shares available will be prorated among those electing to retain shares and cash will be paid for all other shares. If holders elect to retain fewer than approximately 590,000 of the outstanding shares, the remaining available shares will be prorated among those electing cash.

     Following the merger, affiliates of Blackstone expect to own approximately 87% of CommNet's outstanding shares. Blackstone will invest up to approximately $142 million of equity in the transaction and The Chase Manhattan Corporation has committed to provide and arrange all of the financing required to complete the recapitalization of the Company. CommNet


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will continue to operate as an independent public company under its current name and management, with headquarters in Englewood, Colorado.

     "We are delighted to team with Blackstone and be the beneficiaries of their superior financial experience, expertise and strength. Our outstanding past performance is only the prelude to our even brighter future together," said Arnold C. Pohs, Chairman, President and CEO of CommNet.

     Stephen A. Schwarzman, President and Chief Executive Officer of Blackstone commented, "CommNet is well positioned to continue growing rapidly in its rural markets where cellular penetration is increasing. The combination of CommNet's strong management team, leading market positions and well developed cellular infrastructure together with Blackstone's financial resources should allow CommNet to realize its full potential."

     The merger is subject to certain conditions, including the approval of CommNet's shareholders at a special meeting to be held as soon as practicable, the receipt of certain approvals from the Federal Communications Commission, the expiration of antitrust regulatory waiting periods and the funding of financing arrangements.

     The merger agreement includes provisions prohibiting CommNet from actively soliciting another purchaser, and provides for the payment of certain fees and the reimbursement of certain expenses to Blackstone in the event of a termination of the merger agreement under certain circumstances.

     Merrill Lynch & Co. acted as exclusive financial advisor to CommNet and rendered a fairness opinion in connection with the transaction. Blackstone was advised by Morgan Stanley & Co.

     CommNet operates, manages and finances cellular telephone systems in which its subsidiaries and affiliates hold ownership interests. CommNet owns interests in 82 markets in 14 states with a proportionate interest in 3.5 million pops. CommNet is the manager in 56 of these markets with a total population of 4.2 million residing in nine contiguous states in the mountain and plains regions. These managed markets represent one of the largest geographic collections of contiguous wireless systems in the United States.

     The Blackstone Group L.P. is a private investment bank based in New York and founded in 1985 by Peter G. Peterson, its Chairman, and Stephen A. Schwarzman, its President and Chief Executive Officer. The Blackstone Group L.P.'s main businesses include strictly friendly principal investments, real estate investing and asset management, restructuring and merger and acquisition advisory services.

     Any offering of securities in connection with the merger will be made only by means of a prospectus.